Express Scripts KEY FACTS FOR CIGNA INVESTORS Exhibit 99.1

FORWARD LOOKING STATEMENTS Information included or incorporated by reference in this communication, and information which may be contained in other filings with the Securities and Exchange Commission (the “SEC”) and press releases or other public statements, contains or may contain forward-looking statements. These forward-looking statements include, among other things, statements of plans, objectives, expectations (financial or otherwise) or intentions. Forward-looking statements, including as they relate to Express Scripts (“Express Scripts”) or Cigna (“Cigna”), the management of either such company or the transaction, involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Express Scripts and Cigna do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following: the inability of Express Scripts and Cigna to obtain stockholder or regulatory approvals required for the merger or the requirement to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; a longer time than anticipated to consummate the proposed merger; problems regarding the successful integration of the businesses of Express Scripts and Cigna; unexpected costs regarding the proposed merger; diversion of management’s attention from ongoing business operations and opportunities; potential litigation associated with the proposed merger; the ability to retain key personnel; the availability of financing; effects on the businesses as a result of uncertainty surrounding the proposed merger; and the industry may be subject to future risks that are described in SEC reports filed by Express Scripts and Cigna.  You should carefully consider these and other relevant factors, including those risk factors in this communication and other risks and uncertainties that affect the businesses of Express Scripts and Cigna described in their respective filings with the SEC, when reviewing any forward-looking statement. These factors are noted for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either foregoing lists, or the risks identified in SEC filings, to be a complete discussion of all potential risks or uncertainties. Important Information for Investors and Shareholders

IMPORTANT INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed transaction, the newly formed company which will become the holding company following the transaction (“Holdco”) intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Cigna and Express Scripts that also constitutes a prospectus of Holdco. Cigna and Express Scripts also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Holdco, Cigna and Express Scripts with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Cigna will be available free of charge on Cigna’s website at www.Cigna.com or by contacting Cigna’s Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts’ website at www.express-scripts.com or by contacting Express Scripts’ Investor Relations Department at (314) 810-3115. PARTICIPANTS IN THE SOLICITATION Cigna (and, in some instances, Holdco) and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Cigna (and, in some instances, Holdco) in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 28, 2018, and its definitive proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 16, 2018. Investors may obtain information regarding the names, affiliations and interests of Express Scripts’ directors and executive officers in Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018, and its proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 29, 2018. You may obtain free copies of these documents at the SEC’s website at www.sec.gov, at Cigna’s website at www.Cigna.com or by contacting Cigna’s Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts’ website at www.express-scripts.com or by contacting Express Scripts’ Investor Relations Department at (314) 810-3115. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the joint proxy statement/prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions. NO OFFER OR SOLICITATION This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. Important Information for Investors and Shareholders

30+ years of innovation and cost containment for clients Focus on simultaneously improving affordability and clinical outcomes Puts medicine within reach of more than 83 million people Technology-focused solutions utilizing specialized care models and 1.4 billion patient interactions annually Provide tools to align and engage patients, physicians and employers Express Scripts: Premier Pharmacy Management Platform 86.2% Generic Dispensing Ratio $100.1 billion 2017 Revenue 1.4 billion Annual Adj. Prescriptions ~80 million Members 3,000 Clients 27,000 Employees

Supply Chain / Formulary management Encourage use of generics and affordable brands Negotiate discounts from drug manufacturers Claims processing Auto-adjudication capabilities that process claims instantly Promote patient safety through prospective drug utilization reviews to avoid adverse drug-drug interactions Mail order pharmacy Over 330 million adjusted prescriptions dispensed annually Retail pharmacy network management Create preferred network of aligned retail pharmacies Specialty pharmacy Manage high-cost specialty medications Innovative solutions to improve care and cost… Achieved 1.5% pharmacy trend in 2017 – the lowest in its history 44% of clients spent less per person on prescription drugs in 2017 than in 2016 – a negative drug trend Vast majority of customers saw out-of-pocket costs hold steady at about 14% of total prescription drug cost; the average customer copay increased by just 12 cents In 2017, Express Scripts’ clinical programs returned $32 billion in savings to its clients Pharmacy Management Capabilities Employs over 3,000 health care professionals to close gaps in care (e.g., improve adherence and reduce waste) Helps those who struggle with complex diseases like cancer, HIV, mental illness and other conditions that require a special focus and care model Specialty pharmacy, Accredo®, helps bring together a patient’s pharmacy, medical and home-based services to drive better outcomes In 2017, launched two new SafeGuardRx programs (in addition to seven existing programs) to improve care and value for customers through a suite of solutions that target therapy classes that pose clinical challenges for customers and a significant budget threat to their clients (e.g., inflammatory conditions, diabetes) In 2017, acquired eviCore, an innovative evidence-based medical benefit management services company that provides, among other things, utilization management services for health plans and employers Clinical Capabilities

Doing more to improve care and value

Formulary Development
~40,000 unique medications

Express Scripts Pharmacy[SM] Home Delivery
99.99+% accuracy

Adjudication & Integrated Data Services
~3,000 clients employers and plan sponsors



Network Management Retail
~70,000 retail outlets

Clinical Support
8.7M physician messages and alerts

80M
members

Accredo® Specialty Pharmacy
550 specialty-focused pharmacists
500 field-based nurses
14 Therapeutic Resource Centers

Proprietary and Confidential. Do not duplicate or distribute. Use and distribution limited to authorized personnel.

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Key value creation levers Visante, “Pharmacy Benefit Managers: Generating Savings for Plan Sponsors and Consumers,” February 2016, page 3 – Available at https://www.pcmanet.org/wp-content/uploads/2016/08/visante-pbm-savings-feb-2016.pdf Formulary management – the better constructed and managed a formulary is, the more opportunity to negotiate deeper discounts and facilitate the use of more affordable options Retail Pharmacy Network Management – contracts with preferred pharmacies on favorable terms and incentivizes customers to choose the most affordable options Mail and specialty pharmacy – Express Scripts’ proprietary asset-light home delivery and specialty pharmacy each provides high efficiency and cost savings, while improving adherence and outcomes Benefit Design Management Aggregate volumes, apply formulary management and clinical expertise to negotiate lower drug prices and drive cost and waste out of the supply chain Supply Chain Management Safety programs, utilization management and differentiated clinical specialization through Accredo improves drug adherence, optimizes drug mix, ensures appropriate treatment and closes gaps in care to improve health outcomes Clinical Capabilities & Services When plan sponsors elect to have Express Scripts use their full range of tools, they can save an average of 30% on drug benefit costs compared to sponsors that opt for a limited range of tools (1) Across the entire marketplace, the decisions of plan sponsors result in pharmacy tools producing savings that average ~15% relative to plans with limited management (1) There still remains significant value creation for clients

Significant value delivered to clients Visante, “The Return on Investment (ROI) on PBM Services,” November 2016 https://www.pcmanet.org/wp-content/uploads/2016/11/ROI-on-PBM-Services-FINAL.pdf PBMs help customers and plans save 40 – 50% on their annual drug and related medical costs compared to what they would have spent without pharmacy management services (1) Drug Mix: 11 – 15% Savings (1) Unit Cost: 31 – 36% Savings (1) Utilization: Up to 2% Savings (1) Manufacturer Rebates & Pharmacy Discount Encourage Generics and Preferred Brands Reduce Inappropriate Use and Improve Patient Adherence Express Scripts’ leveraging its full range of benefit and clinical tools allows for meaningful expansion of client savings, cost savings and profit realization In 2017, Express Scripts’ clinical programs returned $32 billion in savings to its clients, excluding savings from purchase discounts and rebates

Industry trends create additional market opportunities – All focused on improving affordability, clinical excellence and drivers of profit growth

JP Morgan 22nd Bi-Annual Proprietary PBM Survey

Exclusive Specialty	Home Delivery	Narrow Networks	Step Therapy
Do you have a focused network for specialty drugs? **Yes – 65%** **No – 35%**	*Do you have a home delivery program in place?* **Incentivized – 33%** **Mandatory – 53%** **Neither – 14%**	*Do you have a preferred retail pharmacy network design?* ***Yes – 41%*** ***No – 59%***	*Do you have a step therapy program?* ***Yes – 86%*** ***No – 14%***
In no, would you be willing to implement one in the future? ***Yes – 59%*** ***No – 41%***	*If no, would you be willing to implement a program?* ***Yes, incentivized – 72%*** ***Yes, mandatory – 14%*** ***No – 14%***	*In no, would you be willing to implement one in the future?* ***Yes – 60%*** ***No – 40%***	*In no, do you plan to implement one in the future?* **Yes – 71%** **No – 29%**
Additional Drivers of Profit Growth			

Source: JP Morgan 22nd Bi-annual Proprietary PBM Survey, 12/2017. Surveys were fielded electronically by 51 respondents who are responsible for making benefit decisions for leading U.S. companies. In aggregate, the respondent companies comprised ~700,000 employees and had aggregate annual drug spend of roughly $2 billion.

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Additional capabilities with Cigna’s and other health plan client’s medical will allow Express Scripts to further its value proposition by strengthening patient-physician relationships and providing cost predictability, affordability and superior health outcomes to clients, thereby increasing value capture for shareholders How Express Scripts is paid for the value it delivers Sells its programs and services as an integrated offering for PBM clients – it does not separately price individual services – rather sells various "baskets" of programs and services and prices accordingly  Express Scripts’ programs and services are priced in a transparent and comprehensive way with its clients (employers, health plans, government agencies) that takes into account, among other things, the mix of services and clinical programs provided and the drug costs expected (or guaranteed) inclusive of purchase discounts, rebates and other outcome guarantees provided by Express Scripts Provides a number of funding arrangements for its clients – including fee based payments, full pass through of rebates, rebate sharing and value-based pricing Pricing arrangements align interest of Express Scripts and its clients – Express Scripts is successful when clients save money Client Express Scripts Services Programs Purchase Discounts Rebates Guarantees Needs Solutions Various Pricing Packages Transparency and comprehensive solutions align customer value with financial performance

Purchase discounts and rebates Supplemental Statement of the Pharmaceutical Care Management Association (PCMA) to the Federal Trade Commission on: “Understanding Competition in Prescription Drug Markets: Entry and Supply Chain Dynamics” Written Testimony of Joanna Shepherd, Ph.D., Emory University for the ERISA Advisory Council Hearing on PBM Compensation and Fee Disclosure, June 19, 2014, Citing J. P. Morgan, “Pharmacy Benefit Rebate Overview Similar to the discounts health insurers negotiate with health providers, PBMs negotiate discounts from “list price” from the supply side (retail, specialty and long-term care pharmacies and pharmaceutical manufacturers) PBMs are able to leverage competition among brand drugs within a therapeutic class in order to negotiate price concessions As part of manufacturer-PBM negotiations, brand drug manufacturers compete for formulary placement for therapeutically equivalent products by offering rebates Pharmaceutical manufacturers developed the rebate system to reduce the net cost of brand drugs (1) The discount is paid in the form of a rebate because it is paid on a retrospective basis Use of Rebates PBMs recommend benefit designs which promote the use of lower cost drugs on a net cost basis and reduce premiums and cost-sharing. Designs include cost-sharing incentives for customers to use the most affordable drugs, typically generics. The highest cost-sharing is typically reserved for drugs with the least competitive price concessions, or single-source drugs (e.g., cancer therapies) (1) Rebate savings are transparent to clients, and are often used by them to reduce premiums and out-of-pocket costs for customers 100% of rebates in the Medicare Part D program are required to be reported to CMS In the commercial market, each payer determines what percentage of rebates it wants passed through and how much (if any) it wants the PBM to retain as payment for services While on average payers elect pricing programs that pass through 90% of rebates negotiated by PBMs, (2) an increasing number require PBMs to pass through 100%(1) Express Scripts’ Rebates Today – on average, Express Scripts passes through ~90% of the rebates that it receives. If clients prefer full pass through, Express Scripts facilitates and adjusts pricing for the basket of services and programs accordingly What would happen if rebates went away? Express Scripts would continue to negotiate lower prices from pharmacies and pharmaceutical manufacturers and pass those savings to its clients. Clients would lose the ability to fund the payment of Express Scripts’ basket of programs and services through rebate sharing and an alternate funding / pricing structure would be utilized

Express Scripts recognizes and continues to be responsive to the evolving market need for transparency

Meeting the Need…	…Doing More
• PBM services are chosen in a marketplace where competition for clients is intense (e.g., CVS/Caremark, EnvisionRx, MedImpact, Navitus, Optum, Prime, RxAdvance and others). • Clients increasingly demand pricing transparency to ensure they can “more effectively compare service, evaluate the costs, and determine if the PBM is acting in the plan sponsor’s best interests” (1) • The competition among PBMs for clients is spurred by the “request for proposal” (RFP) process through which clients seek PBM services – RFPs are typically sent to a number of PBMs, ranging from at least four to as many as 12, so that the client receives a sufficient number of bids to assure that it has adequate selection of price and non-price terms for its particular needs (2)	• Payers in the commercial market have an array of tools to negotiate arrangements that result in payment to their PBM service providers of no more than “reasonable compensation” (1) • PBM-client negotiations are almost always driven by specialized consultants that assist in choosing the terms the client wants (3) • Plan sponsors can choose varying levels of disclosure, and can use their preferred level as “one element of a negotiating strategy” (4) • The vigorous competition in the industry gives plan sponsors the ability to safeguard their interests through freely-negotiated contracts and choice of plan designs, as well as myriad choices in terms of both price and non-price terms, including auditing rights and guarantees (3)

The combined company will be able to make meaningful investments in tools, technology and digital services that improve affordability and increase cost transparency and predictability at the end-consumer level

1. URAC, “PBM Purchasers Guide From URAC and NBCH Will Help Employers and Business Coalitions Evaluate, Manage Pharmacy Benefit Services,” January 2009 – Available at https://www.urac.org/news/pbm-purchasers-guide-from-urac-and-nbch-will-help-employers-and-business-coalitions-evaluate-manage-pharmacy-benefit-services/
2. Statement of the Federal Trade Commission Concerning the Proposed Acquisition of Medco Health Solutions by Express Scripts, Inc. FTC File No. 111-0210, April 2, 2012 – Available at https://www.ftc.gov/sites/default/files/documents/public_statements/statement-commission-concerning-proposed-acquisition-medco-health-solutions-express-scripts-inc./120402expressmedcostatement.pdf
3. Supplemental Statement of the Pharmaceutical Care Management Association (PCMA) to the Federal Trade Commission on: “Understanding Competition in Prescription Drug Markets: Entry and Supply Chain Dynamics”
4. FTC Letter to Larry Good, ERISA Advisory Council, August 19, 2014.

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Mix of Express Scripts clients By Number of Lives, 2017 By Revenue, 2017 (1) Excludes Other Business Operations and certain other subsidiaries Includes revenues from dispensing specialty prescription drugs from other retail pharmacies Health Plans Anthem Commercial Federal Medicare & Medicaid Other PBM (2) Diverse client portfolio driven by focused model of alignment

Express Scripts' profitability

Profitability comparisons among competitors is difficult. A number of factors including innovation, expertise, operating cost efficiencies, asset mix, client mix and corporate structure all contribute to the non-comparability of margin profiles:

1. Express Scripts has a number of levers through which it can drive superior performance and increase profitability
   - E.g., supply chain initiatives, formulary decisions, benefit design (including retail network configuration) and clinical programs and strategies to improve patient outcomes, drive the right formulary decisions and drive fulfillment opportunities into cost effective channels – see Slides 5 and 6
   - Express Scripts is aggressive in innovating and aligning its clients to cost saving mechanisms – and as a result, has greater adoption of these solutions
2. Express Scripts is able to leverage valuable assets as part of its suite of solutions
   - Express Scripts Pharmacy, its mail order pharmacy, with greater than 330 million adjusted prescriptions dispensed annually and is expected to grow (an FTC study found that prices were generally lower at PBM-owned mail-order pharmacies than at independent mail-order and retail pharmacies) [(1)]
   - Accredo Specialty Pharmacy is the 2nd largest U.S. specialty pharmacy and is expected to grow (specialty drugs account for almost 50% of drug sales) [(2)]
3. Client mix contributes to profitability
   - Express Scripts has a larger commercial client base than its competitors and fewer large national health plan lives than several peers
4. Corporate Structure/Expansive Service Offerings
   - Largest competitors have a significant percentage of their PBM claims managed through wholly owned subsidiaries and the resulting transfer pricing impacts their reported profitability
   - Some Express Scripts services generate incremental profitability, but many do not generate adjudicated claims – these services are expected to experience healthy growth

Accounting for the variabilities, PBM margins are generally comparable across the industry [(3)]

1. FTC, "Pharmacy Benefit Managers: Ownership of Mail-Order Pharmacies," August 2005 – Available at https://www.ftc.gov/sites/default/files/documents/reports/pharmacy-benefit-managers-ownership-mail-order-pharmacies-federal-trade-commission-report/050906pharmbenefitrpt_0.pdf
2. http://ww2.cfo.com/health-benefits/2017/09/specialty-drug-costs-soar-2018/
3. Cowen and Company Research Report, "Concerns Over Margin Pressure Comparing Apples to Oranges," June 8, 2017

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Express Scripts’ enterprise value initiative In 3Q17, Express Scripts launched a multi-year, enterprise-wide initiative to transform its organization by 2021 Investing $600-650MM for long-term success Savings: $550 – 600MM annually by 2021 Improved Customer Engagement Improved Physician Engagement Improved Client Experience Investing to deliver an improved experience with even better engagement and greater efficiency and evolve the way they do business with customers, providers and clients

Enterprise value initiative – Four components 1) Increased Customer Engagement through investments in digital assets Benefits Improved ability for first-time resolution and reduction in unnecessary rework and phone calls (lower call volumes) Higher net promoter scores Improved resource allocation (site rationalization) Reengineering the Accredo engagement platform 2) Improved Physician Engagement with better data delivery and technology enablement Benefits Increase use of automated prior authorization Faster turnaround times for patients and physicians Higher patient and physician satisfaction scores Less manual intervention Better quality care and compliance 3) Better Client Experience with interface that helps implement complex plan design more easily and efficiently Benefits Faster implementation with less manual intervention and rework Improved flexibility with greater number of configurations Reduced man-hours per implementation Higher client and member satisfaction scores 4) SG&A efficiency improvements (streamline back office functions)

In conclusion… Express Scripts offers a diverse and high-performing portfolio that delivers exceptional value to clients and customers (1.5% pharmacy trend and over $30 billion in savings through its clinical programs) Client and customer satisfaction are high as measured by client retention rates (95%+) and NPS score for specialized care models for the most chronic and complex dieases (above 70) Deep expertise and knowledge help clients design pharmacy benefits that deliver real cost savings to the end consumer Innovative programs (e.g., SafeGuardRx) leverage all of Express Scripts’ key capabilities (e.g., formulary management, retail network strategies, home delivery, specialty pharmacy and clinical support) to deliver customized services, greater value and improve health outcomes Express Scripts relies on data, insights and flexible technology to support the care of, and close gaps in care for, its over 80 million customers By keeping customers at the center, Express Scripts exists to make prescription drugs safer and more affordable for millions of Americans